Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the subsidiaries of the Registrant:

Jurisdiction Organization
Arena Solutions Group, LLC	Delaware
Wheeler Fleet Solutions, Co.	Pennsylvania
VSE Aviation, Inc.	Delaware
Global Parts Group, Inc.	Kansas
VSE Aviation Services, Inc.	Florida
VSE Aviation, Inc.	Florida
VSE Aviation Singapore PTE LTD	Singapore
VSE Aviation Services, LLC	Kansas
VSE Aviation Services, Co.	Kansas
VSE Aviation Germany GmbH	Germany
Desser-Graham Partnership, L.P.	Delaware
Diamond GP, LLC	Delaware
Desser Holding Company, LLC	Delaware
Desser Tire & Rubber Co., LLC	Delaware
Aero-Cee Bailey’s Holding Company	Delaware
Aero Wheel & Brake Service Corporation	California
Cee Bailey’s Aircraft Plastics	California
Watts Desser Limited	United Kingdom
Desser Tire & Rubber Co., Pty Ltd	Australia
Sabrinae Limited	United Kingdom
Watts Aviation Services Ltd	United Kingdom
Rotable Repairs Group Limited	United Kingdom
Rotable Repairs Limited	United Kingdom